Exhibit 99.1

Clearwater, FL 12/29/2009

Inuvo Announces Completion of Wachovia Debt Restructuring and Capital Infusion

CLEARWATER, Fla.--Inuvo™, Inc. is pleased to announce that it has completed a financial recapitalization of the Company through the sale of common stock at $0.25 per share and the restructuring of its existing credit facility.  The transaction raised approximately $4.2 million dollars and the stock was offered at a premium to market on the offering date.

The Company is also pleased to announce that it has restructured its loan agreements with Wachovia Bank, N.A. ("Wachovia"), which will provide asset and term based debt financing to the Company through March 31, 2011. Details of the transactions are available in the Company’s Form 8-K filing today, December 29, 2009.

Richard K. Howe, President and Chief Executive Officer of Inuvo, commented, “Having sufficient and secure capital to fund strategic initiatives is critical to our ability to deliver results for shareholders.  I am thrilled that every single member of our board and numerous members of the management team participated in this capital raise thus reaffirming their confidence in the long-term prospects for our Company.”

Tom Unterberg, Chief Executive Officer of Unterberg Capital Partners and a lead investor on the equity transaction, added, "We are pleased to be part of this transaction and are looking forward to being an active participant in Inuvo's growth."

Gail Babitt, Chief Financial Officer for Inuvo, stated, “As of December 31, 2009, the combination of the revised Wachovia credit facility and the cash generated from this equity raise provides sufficient working and growth capital to drive our business. We welcome our new investors including Unterberg Capital Partners, Galt Asset Management and Carrelton Asset Management, as well as the continued participation of BridgeHampton Capital and William Blair Asset Management, among others.”

About Inuvo™, Inc.

Inuvo is a leading provider of performance-based online marketing services that deliver customers to advertisers and revenue to publishers. Clients achieve their goals across marketing channels that include search, affiliate, lead generation and email. For more information, visit www.inuvo.com.

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), InterCLICK, Inc. (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).

  www.inuvo.com

Contacts

Inuvo, Inc.

Gail Babitt, Chief Financial Officer

727-324-0176
gail.babitt@inuvo.com

Investor Relations

Genesis Select Corporation
Budd Zuckerman, President

303-415-0200 ext 106
bzuckerman@genesisselect.com

  www.inuvo.com